                                                                   EXHIBIT 3.5
                                MERGER AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

         THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of this 22nd day of November, 1996, by and between HAWK HOLDING CORP., a Delaware corporation ("Hawk Holding"), and HAWK CORPORATION, a Delaware corporation ("Hawk Corp.") and partially-owned subsidiary of Hawk Holding.

         WHEREAS, the principal initial purchaser involved in the anticipated offering by Hawk Corp. of Senior Notes due 2003 (the "Proposed Offering") has indicated that a merger of Hawk Holding into Hawk Corp. would simplify the ownership structure of Hawk Corp., which will have the desired effect of reducing the deterrence of such structure on prospective investors;

         WHEREAS, Hawk Holding was established as an acquisition vehicle for industrial manufacturing corporations and Hawk Corp. currently acts as such acquisition vehicle;

         WHEREAS, the Merger (as defined below) would reduce state taxes and other administrative costs; and

         WHEREAS, the Merger will be consummated only upon the closing of the Proposed Offering;

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       THE MERGER.

                  (a) Merger and Reorganization. On the Effective Date (as defined below), Hawk Holding will be merged with and into Hawk Corp. (the "Merger"), in accordance with the terms of this Agreement and the provisions of section 251 of the Delaware General Corporation Law, as amended, in a transaction qualifying as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code, as amended. Subject to Section 1(b) below, the Merger will be completed by filing a copy of this Agreement with the Secretary of State of Delaware.

                  (b) Effective Date. The effective date of the Merger will be November 27, 1996 (the "Effective Date").

                  (c) Surviving Corporation. On the Effective Date, the separate corporate existence of Hawk Holding will cease and Hawk Corp. will be the survivor (the "Surviving Corporation").

                  (d) Certificate of Incorporation of Surviving Corporation. On the Effective Date, the certificate of incorporation of Hawk Corp., as amended and/or restated through the Effective Date and as further amended as set forth in EXHIBIT A attached hereto, will become the certificate of incorporation of the Surviving Corporation.

                  (e) By-laws of Surviving Corporation. On the Effective Date, the by-laws of Hawk Corp. will become the by-laws of the Surviving Corporation.

                  (f) Directors of Surviving Corporation. On the Effective Date, the directors of Hawk Corp. will become the directors of the Surviving Corporation.

                  (g) Officers of Surviving Corporation. On the Effective Date, the officers of Hawk Corp. will become the officers of the Surviving Corporation.

                  (h) Registered Office. On the Effective Date, the registered office of the Surviving Corporation in the State of Delaware will be located at 1209 Orange Street, Wilmington, Delaware.

                  (i) Abandonment of Merger. The Merger may be abandoned at any time prior to the filing of this Agreement with the Secretary of State of Delaware or the Effective Date, whichever occurs later, at the direction of the Board of Directors of either Hawk Holding or Hawk Corp., notwithstanding prior approval of this Agreement and the Merger by the stockholders of Hawk Holding or Hawk Corp.

         2.       CONVERSION OF SHARES AND OFFSET OF CERTAIN DEBTS.

                  (a) Conversion of Common Shares of Hawk Holding. On the Effective Date, the shares of Common Stock, par value $0.01 per share, of Hawk Holding ("Parent Common"), issued and outstanding at that time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the number of fully paid shares of Class A Common Stock, par value $0.01 per share, of Hawk Corp. ("Subsidiary Common") set forth below, and outstanding certificates representing shares of Parent Common will thereafter represent shares of Subsidiary Common. By virtue of the Merger, the stockholders of Hawk Holding will receive the number of shares of Subsidiary Common set forth opposite their respective names below:

                                                                                 SHARES OF
                                                       SHARES OF                 SUBSIDIARY
          STOCKHOLDER                                PARENT COMMON                 COMMON
-----------------------------------------            -------------               ----------

Harbert Family Limited Partnership                         308.25                  194,894
Norman C. Harbert                                           34.25                   21,655
Weinberg Family Limited Partnership                        293.85                  185,789
Ronald E. Weinberg                                          32.65                   20,643
Krantz Family Limited Partnership                           68.00                   42,678
Byron S. Krantz                                              7.00                    4,742
Thomas A. Gilbride                                          15.00                    9,484
Gerald H. Gordon                                             1.00                      632
Dan T. Moore, III                                            5.00                    3,161
Clanco Partners I                                            5.00                    3,161
Douglas D. Wilson                                            5.00                    3,161
                                                         --------                ---------
                                                           775.00                  490,000


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



Upon surrender by each holder of certificates representing Parent Common, the appropriate number, determined in accordance with the preceding table, of shares of Subsidiary Common shall be issued to each such holder.

                  (b) Cancellation of Subsidiary Common Shares Held by Hawk Holding. On the Effective Date, all issued and outstanding shares of Subsidiary Common held by Hawk Holding will, by virtue of the Merger, cease to exist and any certificates representing such shares that have not been surrendered in accordance with Section 2(a) above will be cancelled.

                  (c) Cancellation of Preferred Shares Held by Hawk Holding. On the Effective Date, the 1,250 shares of Preferred Stock, par value $0.01 per share, Series A, of Hawk Corp. ("Subsidiary Series A Preferred") held by Hawk Holding will be cancelled and will cease to exist, and any certificates representing such shares will be cancelled. All dividends accrued on said shares of Subsidiary Series A Preferred through November 30, 1996 have been paid in full.

                  (d) Issuance of New Preferred Shares to Stockholders of Hawk Holding. On the Effective Date, Hawk Corp. will issue fully paid shares of Preferred Stock, par value $0.01 per share, Series C, of Hawk Corp. ("Subsidiary Series C Preferred") having a value (at the rate of $1,000 per share) equal to the difference between (i) $1.25 million (representing the liquidation value of the Subsidiary Series A Preferred that is cancelled pursuant to Section 2(c) above), and (ii) $61,100 (representing the cancellation, as a result of the Merger, of a note issued by Hawk Holding to Hawk Corp.). By virtue of the Merger, the stockholders of Hawk Holding will receive the number of shares of Subsidiary Series C Preferred set forth opposite their respective names below:

                                                                       SHARES OF SUBSIDIARY
                             STOCKHOLDER                                 SERIES C PREFERRED
                  ----------------------------------                    -------------------

                  Harbert Family Limited Partnership                          150.970
                  Norman C. Harbert                                           380.975
                  Weinberg Family Limited Partnership                         143.916
                  Ronald E. Weinberg                                          362.935
                  Krantz Family Limited Partnership                            33.058
                  Byron S. Krantz                                              84.607
                  Thomas A. Gilbride                                           23.535
                  Gerald H. Gordon                                              1.560
                  Dan T. Moore, III                                             2.448
                  Clanco Partners I                                             2.448
                  Douglas D. Wilson                                             2.448
                                                                            ----------
                                                                            1,188.900


         3.       MISCELLANEOUS.

                  (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.


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                  (b) Amendment. This Agreement may be amended in accordance with the provisions of Section 251 of the Delaware General Corporation Law at any time prior to the filing hereof with the Secretary of State of Delaware or the Effective Date, whichever occurs later, by means of a written instrument signed by all parties hereto.

                  (c) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              HAWK HOLDING CORP.,
                              a Delaware corporation

                              By: /s/ Ronald E. Weinberg
                                 ------------------------------------
                                   Ronald E. Weinberg, Chairman

                              and

                              By: /s/ Byron S. Krantz
                                 ------------------------------------
                                   Byron S. Krantz, Secretary


                              HAWK CORPORATION,
                              a Delaware corporation

                              By: /s/ Ronald E. Weinberg
                                 ------------------------------------
                                   Ronald E. Weinberg, Vice-Chairman

                              and

                              By: /s/ Byron S. Krantz
                                 ------------------------------------
                                   Byron S. Krantz, Secretary



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                          EXHIBIT A TO MERGER AGREEMENT
                          -----------------------------


         The certificate of incorporation of Hawk Corp. (the Surviving Corporation), amended and/or restated through the Effective Date (the "Certificate of Incorporation"), is further amended as follows in accordance with Sections 251(b)(3) and 251(e) of the Delaware General Corporation Law:

         Section 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                  4.1 Authorized Capital Stock. The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 3,075,000 shares, consisting of:

                           (a) 2,200,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock");

                           (b) 375,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (the "Class B Common Stock"); and

                           (c) 500,000 shares of Serial Preferred Stock, par value $0.01 per share (the "Preferred Stock").